Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian 419.248.8987	Scott Deitz 419.248.8935

Owens Corning Second-Quarter Results Reflect Continued Weakness

in U.S. Housing Starts and Improved Composites Performance

Company Reaffirms Guidance for 2007

Previously Announced Strategic Actions Expected to Accelerate Profitable Growth

TOLEDO, Ohio – August 1, 2007 – Owens Corning (NYSE: OC) today reported consolidated net sales of $1.534 billion during the second quarter, compared with $1.722 billion in the second quarter of 2006, an 11 percent decrease from the prior year.

Second-quarter net earnings were $29 million, or $0.22 per diluted share. Excluding comparability items (see attached Table 2 for a discussion and reconciliation of such items), adjusted net earnings were $49 million, or $0.37 per diluted share. As described more fully in Table 2, such comparability items in the second quarter included charges related to the company’s prior Chapter 11 proceedings and restructuring and other charges. Such items amounted to approximately $30 million ($20 million after tax) during the second quarter.

“The ongoing decline of the residential construction market in the United States continued to weaken demand for building materials during the second quarter,” said Dave Brown, president and chief executive officer. “We believe that year-over-year performance improvements in our Roofing & Asphalt and Composite Solutions segments will partially offset cyclical weakness in insulation demand. Despite the challenging market, our business mix enables us to reaffirm prior guidance for 2007.

“In addition, we’ve announced strategic steps to significantly improve our business portfolio and accelerate our global growth,” said Brown. “The acquisition of Saint-Gobain’s Reinforcement and Composites business and the sale of our Siding Solutions business will further our ability to generate profitable growth and drive shareholder value.”

Copyright © 2007 Owens Corning

Consolidated Second-Quarter Results

•

Earnings before interest and taxes (EBIT) in the second quarter of 2007 were $78 million, compared with $168 million during the same period of 2006. Excluding comparability items (see Table 2), adjusted EBIT for the second quarter of 2007 was $108 million, compared with $158 million during the same period in 2006. The overall decline was primarily due to lower sales combined with higher raw material and labor costs.

•

For the first six months, EBIT was $111 million, compared with $283 million for the same period of 2006. Excluding comparability items, adjusted EBIT for the first half of 2007 was $169 million, compared with $272 million during the same period in 2006.

•

Gross margin as a percentage of consolidated net sales was 16 percent during the second quarter, compared with 17.2 percent during the same period of 2006. For the first six months, gross margin as a percentage of sales declined 1.6 percentage points compared to the first half of 2006. The decline was the result of lower building materials sales volume, selling price declines for certain products, and higher material and labor costs. An intangible asset impairment resulting from the strategic review of the company’s Fabwel unit decreased EBIT for the first half of 2007 by approximately $10 million.

•

Marketing and administrative expenses, as a percentage of consolidated net sales, were 9.5 percent, compared with 8.1 percent during the same period in 2006. For the first six months, marketing and administrative expenses were 9.9 percent of consolidated net sales, compared with 8.2 percent during the same period of 2006. This increase was primarily due to decreased sales and the impact of transaction costs associated with the proposed acquisition of Saint-Gobain’s Reinforcement and Composites business. Transaction costs amounted to approximately $7 million during the second quarter of 2007 and $18 million for the first half of the year.

Business Highlights

•

During the second quarter of 2007, Owens Corning increased its ownership of Owens Corning India Limited from 60 percent to 78.5 percent to leverage this low-cost production platform to bolster the company’s growth in the Asia Pacific region.

•

Owens Corning favorably resolved negotiations with the IRS concerning differences in interest computations applicable to a prior tax settlement. The IRS substantively accepted Owens Corning’s interest calculations and, accordingly, reduced the interest claim by approximately $38 million. This decrease was recorded as a reduction to goodwill and long-term debt on the Consolidated Balance Sheets. This favorable resolution, combined with the pay off of an IRS note relating to the interest claim and the tax settlement, will result in a reduction of approximately $4 million in annual interest expense.

•

Owens Corning announced a share buy-back program in the first quarter under which the company is authorized to repurchase up to 5 percent of Owens Corning’s outstanding common stock. The company did not repurchase any shares during the first six months of 2007.

•	The company’s continued focus on safety resulted in an 18 percent reduction in injuries through the first six months of 2007 as compared with its Dec. 31, 2006 rate.

Copyright © 2007 Owens Corning

Siding Solutions Strategic Review Complete; Fabwel Review Continues

During the first quarter of 2007, Owens Corning announced that it would explore strategic alternatives for its Siding Solutions and Fabwel businesses. On July 17, 2007, Owens Corning completed the strategic review of its Siding Solutions business. The company reached a definitive agreement to sell the business to Saint-Gobain for $371 million. The sale includes the company’s Norandex/Reynolds distribution business with 153 U.S. distribution centers in 38 states. Three vinyl siding manufacturing facilities in North America located in Claremont, N.C.; Joplin, Mo.; and London, Ontario are also part of the transaction. The transaction is expected to close by the end of the third quarter.

For the first six months of 2007, sales and EBIT related to the Siding Solutions business (included in the Other Building Materials and Services segment) amounted to $379 million and $4 million, respectively, compared with $451 million and $3 million, respectively, during the same period in 2006. Sales and EBIT for this business for the combined 12 months ended Dec. 31, 2006 totaled $884 million and $12 million, respectively. In addition, the EBIT of the Siding Solutions business for the combined 12 months of 2006 included approximately $27 million of allocated corporate cost, of which approximately $22 million will remain a cost of continuing operations.

Owens Corning’s strategic review of its Fabwel unit, the leading producer and fabricator of components and sidewalls for recreational vehicles and cargo trailers, continues. Fabwel is a small unit within Owens Corning’s Composite Solutions segment.

Owens Corning to Acquire Saint-Gobain’s Reinforcement and Composites Business

On July 27, 2007, Owens Corning announced the signing of a definitive agreement under which Owens Corning will acquire Saint-Gobain’s Reinforcement and Composites business for $640 million. The agreement, which converts the previously proposed joint venture into an outright acquisition, accelerates Owens Corning’s global growth strategy by more quickly realizing the significant strategic and financial benefits of the transaction, while enhancing the company’s presence in fast-growing emerging markets around the world. The acquisition includes the addition of talented employees and proven technologies. When combined with Owens Corning’s resources, the new composites business unit will become one of the most advanced in the reinforcements industry.

In 2006, the Saint-Gobain Reinforcement and Composites business had sales of approximately $900 million, with 4,500 employees. With this acquisition, and following Owens Corning’s proposed sale of its three manufacturing plants in Battice, Belgium; Birkeland, Norway; and Huntingdon, Pa., Owens Corning’s Composite Solutions business will have 42 production facilities in 16 countries. Saint-Gobain will retain its facility in Wichita Falls, Texas. On a pro forma basis for calendar 2006, the new Owens Corning Composite Solutions reporting segment would have had combined sales of approximately $2.2 billion, compared with actual reported segment sales in 2006 of $1.6 billion.

Owens Corning projects that the to-be acquired business will generate earning before interest, taxes, depreciation and amortization (EBITDA) in excess of $100 million for full year 2007. The business currently leases certain metals used in its production tooling. At recent market prices, the leased metals would be valued at approximately $320 million. This projected forecast for financial performance does not include the costs associated with the leasing of metals.

Owens Corning anticipates annual pre-tax cost synergies of more than $100 million to be realized by the fourth full year after close, with the majority of the synergies achieved during the first three years. Synergies will come primarily from reduced operating costs, improved energy efficiency in furnaces, sourcing and reduced shipping costs.

The transaction is expected to close by the end of 2007 and remains subject to regulatory approval in several jurisdictions, along with customary closing conditions.

2007 Outlook

The weakness in new home starts in the United States continued through the first half of 2007. Based on current estimates by the National Association of Home Builders (NAHB), the slowdown in U.S. housing starts is expected to carry through 2007 and well into 2008, which will continue to impact the company’s building materials businesses.

As the year continues, the financial performance of the Roofing and Asphalt, Composite Solutions and Other Building Materials & Services segments is expected to continue to improve.

The company continues to estimate that 2007 adjusted EBIT should exceed $415 million, not including the impact of the proposed acquisition of Saint-Gobain’s Reinforcement and Composites business, the divestiture of Owens Corning’s Siding Solutions business or other strategic organizational changes. This forecast will be updated and communicated quarterly.

Second-Quarter Business Segment Highlights

Insulating Systems

•

Net sales for the second quarter of 2007 were $441 million, a 15 percent decrease from $519 million during the same period in 2006. The decrease was primarily volume related, the result of a decline in demand in the U.S. housing market, combined with lower selling prices in certain product categories.

•

EBIT for the second quarter was $42 million, compared with $112 million during the same period in 2006. Results were unfavorably impacted by a decline in sales volume, lower selling prices, idle facility costs resulting from production curtailments, and increases in material and labor costs. In addition, results were negatively impacted by $11 million, primarily related to depreciation and amortization costs resulting from the adoption of Fresh Start Accounting.

Composite Solutions

•

Net sales for the second quarter of 2007 were $425 million, a 3 percent increase from $411 million during the same period in 2006. The increase in sales was primarily attributable to slightly higher pricing, the favorable impact of currency and the inclusion of sales from a Japanese facility acquired in 2006.

•

EBIT for the second quarter of 2007 was $28 million, compared with $51 million during the same period in 2006. The decline was primarily due to the inclusion of the gain on the sale of metals used in certain production tooling of approximately $27 million during the second quarter of 2006. Excluding this item, EBIT improved by $4 million compared to the same period in 2006 due to slight price increases and manufacturing productivity improvements that exceeded higher material costs. Results were negatively impacted by $1 million resulting from the adoption of Fresh Start Accounting.

Copyright © 2007 Owens Corning

Roofing and Asphalt

•

Net sales for the second quarter of 2007 were $414 million, a 17 percent decrease from $501 million during the same period in 2006. The decrease was primarily due to a lower level of storm-related demand and lower North American new residential construction and remodeling activity.

•

EBIT for the second quarter of 2007 was $29 million, compared with $48 million during the same period in 2006 and a loss of $8 million during the first quarter of 2007. The year-over-year decrease was primarily driven by the lower level of storm demand and lower volume resulting from declines in new construction activity in North America. Results were negatively impacted by $1 million resulting from the adoption of Fresh Start Accounting.

Other Building Materials and Services

•

Net sales for the second quarter of 2007 were $303 million, a 12 percent decrease from $346 million during the same period in 2006. The decrease was primarily the result of lower volume in the Siding Solutions business and sales declines resulting from the closure of the HOMExperts service line that was exited in the first quarter of 2007.

•

EBIT for the second quarter of 2007 was $17 million, compared with $8 million during the same period in 2006. The improvement was primarily due to increased earnings in the company’s manufactured stone veneer business and the elimination of losses from the HOMExperts service line. The adoption of Fresh Start Accounting had no significant impact on this segment during the second quarter of 2007.

Third quarter 2007 results are currently scheduled to be announced on Nov. 1, 2007.

Conference Call

Wednesday, Aug. 1, 2007

11 a.m. Eastern Daylight Time

All Callers

Live dial-in telephone number: 1-866-314-5050 or 1-617-213-8051

(Please dial in 10 minutes before conference call start time)

Passcode: 66987094

Live Webcast: http://www.owenscorning.com/investors

A telephone replay will be available through Aug. 8, 2007 at 888-286-8010 or 617-801-6888. Passcode: 22256014. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

# # #

Copyright © 2007 Owens Corning

Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(Unaudited)

(in millions, except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET SALES	$1,534	$1,722	$2,858	$3,323
COST OF SALES	1,288	1,426	2,419	2,758

Gross margin	246	296	439	565

OPERATING EXPENSES
Marketing and administrative expenses	146	140	282	271
Science and technology expenses	16	15	30	31
Restructuring credits	—	—	(2)	—
Chapter 11 related reorganization items	—	17	3	27
Asbestos litigation recoveries	—	—	—	(3)
Employee emergence equity program	12	—	20	—
Gain on sale of fixed assets and other	(6)	(44)	(5)	(44)

Total operating expenses	168	128	328	282

EARNINGS BEFORE INTEREST AND TAXES	78	168	111	283

Interest expense, net	31	86	63	151

EARNINGS BEFORE TAXES	47	82	48	132

Income tax expense (benefit)	16	(169)	16	(179)

EARNINGS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	31	251	32	311

Minority interest and equity in net (loss) earnings of affiliates	(2)	—	(2)	3

NET EARNINGS	$29	$251	$30	$314

EARNINGS PER COMMON SHARE

Basic net earnings per share	$0.23	$4.54	$0.23	$5.67
Diluted net earnings per share	$0.22	$4.19	$0.23	$5.24

WEIGHTED AVERAGE COMMON SHARES

Basic	128.1	55.3	128.1	55.3
Diluted	131.1	59.9	131.1	59.9

Table 2

Owens Corning and Subsidiaries

Reconciliation Schedules

(Unaudited)

(in millions, except per share amounts)

When reviewing the operating performance of the company with its Board of Directors and employees, management makes adjustments to net earnings, earnings before interest and taxes (“EBIT”) and diluted earnings per share. To calculate “adjusted earnings”, “adjusted EBIT” and “adjusted diluted earnings per share”, management excludes certain items from net earnings and earnings before interest and taxes, including those related to the company’s prior Chapter 11 proceedings and restructuring and other activities so as to improve comparability over time (the “comparability items”). As described more fully in the following financial schedules, such comparability items amounted to charges of $30 million in the second quarter of 2007 compared with a credit of $10 million during the same period of 2006. For the first half of 2007, such items amounted to charges of $58 million, compared with a credit of $11 million during the same period of 2006.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
RECONCILIATION TO ADJUSTED EARNINGS

NET EARNINGS	$29	$251	$30	$314

Adjustments to remove comparability items:
Chapter 11 related reorganization items	$—	$17	$3	$27
Asbestos litigation recoveries—Owens Corning	—	—	—	(3)
Restructuring credits	—	—	(2)	—
OCV Reinforcements transaction costs	7	—	18	—
(Gains) losses related to the exit of our HOMExperts service line	(1)	—	7	—
Losses from strategic reviews	12	—	12	—
Employee emergence equity program	12	—	20	—
Gain on sale of metals	—	(27)	—	(35)

Total adjustments to remove comparability items:	30	(10)	58	(11)

Tax effect of adjustments at 34% in 2007 and 37% in 2006	(10)	4	(20)	4

ADJUSTED EARNINGS	$49	$245	$68	$307

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE:

DILUTED EARNINGS PER SHARE	$0.22	$4.19	$0.23	$5.24

Total adjustments to remove comparability items	0.23	(0.17)	0.44	(0.18)

Tax effect of adjustments at 34% in 2007 and 37% in 2006	(0.08)	0.07	(0.15)	0.07

ADJUSTED DILUTED EARNINGS PER SHARE	$0.37	$4.09	$0.52	$5.13

Diluted shares	131.1	59.9	131.1	59.9

RECONCILIATION TO ADJUSTED EARNINGS BEFORE INTEREST AND TAXES:

NET EARNINGS	$29	$251	$30	$314
Minority interest and equity in net (loss) earnings of affiliates	(2)	—	(2)	3

EARNINGS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	31	251	32	311
Income tax expense (benefit)	16	(169)	16	(179)

EARNINGS BEFORE TAXES	47	82	48	132
Interest expense, net	31	86	63	151

EARNINGS BEFORE INTEREST AND TAXES	78	168	111	283

Total adjustments to remove comparability items	30	(10)	58	(11)

ADJUSTED EARNINGS BEFORE INTEREST AND TAXES	$108	$158	$169	$272

Table 3

Owens Corning and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)

	Successor
	June 30, 2007	December 31, 2006
ASSETS
Current
Cash and cash equivalents	$135	$1,089
Receivables, net	793	573
Inventories	833	749
Other current assets	135	141

Total current	1,896	2,552

Other
Deferred income taxes	548	549
Goodwill and other intangible assets	2,572	2,611
Other noncurrent assets	227	237

Total other	3,347	3,397

Net plant and equipment	2,519	2,521

TOTAL ASSETS	$7,762	$8,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$986	$1,081
Accrued interest	22	39
Short term debt and current portion of long-term debt	27	1,440

Total current	1,035	2,560

Long-term debt	2,093	1,296
Other long-term liabilities	821	884
Minority interest	38	44
Stockholders’ equity	3,775	3,686

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,762	$8,470

Table 4

Owens Corning and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Successor	Predecessor
	Six Months Ended June 30,
	2007	2006
NET CASH FLOW (USED FOR) PROVIDED BY OPERATING ACTIVITIES
Net earnings	$30	$314
Adjustments to reconcile net earnings cash used for operating activities:
Depreciation and amortization	158	124
Change in deferred taxes	(8)	(204)
Employee emergence equity program	20	—
Provision for post-petition interest/fees on pre-petition obligations	—	155
Payments related to Chapter 11 filings	(16)	—
Changes in receivables, inventories, accounts payable and accrued liabilities	(416)	(288)
Other	(10)	(22)

Net cash flow (used for) provided by operating activities	(242)	79

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(111)	(189)
Investment in affiliates and subsidiaries, net of cash acquired	(29)	(13)
Proceeds from the sale of assets or affiliate	12	44

Net cash flow used for investing activities	(128)	(158)

NET CASH FLOW (USED FOR) PROVIDED BY FINANCING ACTIVITIES
Payments on long-term debt	(66)	(4)
Proceeds from long-term debt	609	10
Payment of Note Payable to 524(g) Trust	(1,390)	—
Payments on revolving credit facility	(118)	—
Proceeds from revolving credit facility	383	—
Net (decrease) increase in short-term debt	(4)	2

Net cash flow (used for) provided by financing activities	(586)	8

Effect of exchange rate changes on cash	2	5

NET DECREASE IN CASH AND CASH EQUIVALENTS	(954)	(66)
Cash and cash equivalents at beginning of period	1,089	1,559

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$135	$1,493

Table 5

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
NET SALES
Insulating Systems	$441	$519	$860	$1,041
Roofing and Asphalt	414	501	720	962
Other Building Materials and Services	303	346	535	639
Composite Solutions	425	411	828	784

Total reportable segments	1,583	1,777	2,943	3,426
Corporate Eliminations	(49)	(55)	(85)	(103)

Consolidated	$1,534	$1,722	$2,858	$3,323

EARNINGS BEFORE INTEREST AND TAXES
Insulating Systems	$42	$112	$95	$235
Roofing and Asphalt	29	48	21	78
Other Building Materials and Services	17	8	16	5
Composite Solutions	28	51	54	65

Total reportable segments	$116	$219	$186	$383

RECONCILIATION TO CONSOLIDATED EARNINGS BEFORE INTEREST AND TAXES
Chapter 11 related reorganization items	$—	$(17)	$(3)	$(27)
Asbestos litigation recoveries—Owens Corning	—	—	—	3
Restructuring credits	—	—	2	—
OCV Reinforcements transaction costs	(7)	—	(18)	—
Gains (losses) related to the exit of our HOMExperts service line	1	—	(7)	—
Fabwel Impairment	(12)		(12)
Employee emergence equity program	(12)	—	(20)	—
General corporate expense	(8)	(34)	(17)	(76)

CONSOLIDATED EARNINGS BEFORE INTEREST AND TAXES	$78	$168	$111	$283